Exhibit (a)(5)(D)

News

Amplify Energy Announces Final Results of its Tender Offer and Approval of $25 Million Share Buyback Program

HOUSTON, December 21, 2018—Amplify Energy Corp. (OTCQX: AMPY) (“Amplify” or the “Company”) announced today the final results of its tender offer to purchase for cash up to 2,916,667 shares of its common stock (the “shares”) at a price of $12.00 per share, which expired at 11:59 p.m., New York City time, on Tuesday, December 18, 2018.

Amplify has accepted for purchase 2,916,667 shares of its common stock at a purchase price of $12.00 per share, for an aggregate purchase price of approximately $35.0 million, excluding fees and expenses relating to the offer.

Based on the final tabulation by American Stock Transfer & Trust Company, LLC, the depositary for the tender offer, approximately 22.1 million shares of the common stock were properly tendered and neither withdrawn nor tendered conditionally by stockholders with conditions that were not met. Amplify has been informed by the depositary that the final proration factor for the tender offer is approximately 13.2%. The shares acquired represented approximately 12% of the Company’s outstanding shares as of November 16, 2018.

The depositary will promptly issue payment for the shares validly tendered and accepted for purchase and will return all other shares tendered.

D. F. King & Co., Inc. acted as the information agent for the tender offer. Citigroup Global Markets Inc. acted as the dealer manager for the tender offer. American Stock Transfer & Trust Company, LLC is the depositary for the tender offer.

Share Buyback Program

In addition, following the expiration of the tender offer, Amplify’s board of directors authorized a share repurchase program of up to $25 million of Amplify’s outstanding shares of common stock, with repurchases to begin on or after January 9, 2019. The program is intended to advance Amplify’s commitment to enhance shareholder value and return capital to its shareholders.

Amplify may, in the future, decide to purchase additional shares in the open market subject to market conditions and private transactions, tender offers or otherwise subject to applicable law. Any such purchases may be on the same terms as, or on terms that are more or less favorable to stockholders than, the terms of the offer. Whether Amplify makes additional repurchases in the future will depend on many factors, including but not limited to its business and financial performance, the business and market conditions at the time, including the price of the shares, and other factors Amplify considers relevant.

NEWS RELEASE FOR INFORMATIONAL PURPOSES ONLY

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company’s common stock. The offer was made solely pursuant to the Offer to Purchase and the related Letter of Transmittal, as amended or supplemented.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Amplify expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “would,” “should,” “could,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. Amplify believes that these statements are based on reasonable assumptions, but such assumptions may prove to be inaccurate. Such statements are also subject to a number of risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Amplify, which may cause Amplify’s actual results to differ materially from those implied or expressed by the forward-looking statements. Please read the Company’s filings with the SEC, including “Risk Factors” in its Annual Report on Form 10-K, and if applicable, its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other public filings and press releases for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. All forward-looking statements speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Amplify undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploration and production of oil and natural gas properties. The Company’s operations are focused in the Rockies, offshore California, East Texas / North Louisiana and South Texas. For more information, visit www.amplifyenergy.com.

Contacts

Amplify Energy Corp.

Martyn Willsher – Chief Financial Officer

(713) 588-8346

martyn.willsher@amplifyenergy.com

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